Exhibit 99.1

For Immediate Release

Charles & Colvard Continues Expansion

and Reports Thirty-Eight Percent Increase in Sales

MORRISVILLE, N.C., October 21, 2004 — Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the third quarter ended September 30, 2004.

Business Expansion Continuing

Bob Thomas, President and Chief Executive Officer, said, “Additional test programs of moissanite jewelry are being discussed and implemented with a number of retailers. Recent distribution successes of note are that K & G Creations has obtained a ten store test in the forty-four store Daniel’s Jewelry store chain as well as a three store test in the sixteen store Alvin’s jewelry store chain. In addition the previously announced test at one store of the Boscov’s department store chain has led to a fourth quarter rollout at fourteen of their stores and the previously announced trunk shows at the forty store Migerobe leased department store chain has led to a twelve store rollout.”

Mr. Thomas continues, “As a reaffirmation that our jewel is achieving wider acceptance by the consumer, Landau Stores has reported that their September 2004 sales have increased 118% over sales in September 2003 primarily due to their recent moissanite promotion. While Landau has added additional stores in 2004, the sales benefit in September of these additional stores was diminished by the effect of the hurricanes on their key Florida stores. In short Landau is pleased with the increased sales of their moissanite jewelry.”

Third Quarter Results

Mr. Thomas stated, “I am encouraged by our 38% increase in sales for the third quarter. I am also optimistic about both fourth quarter 2004 and full year 2005 sales due to the substantially increased trade and consumer advertising exposure moissanite will achieve over the next few months. The JCPenney 460 store consigned rollout that was announced on October 5th is the single most important event in our company’s relatively short history. The fourth quarter advertising campaign associated with the JCPenney launch, as well as holiday promotions for our other retail distribution partners, will bring our beautiful jewel to the attention of a significant number of additional consumers. I am confident that increased consumer awareness will bring increased sales because our beautiful jewel sparkles like no other stone.”

The Company reported third quarter sales of $5.2 million resulting in operating income of $659,000 and net income of $303,000 or $.02 per diluted share. This represents a 38% increase over last year’s third quarter sales of $3.8 million, a 404% increase versus last year’s third quarter operating income of $131,000, and a $299,000 increase versus last year’s net income of $4,000.

The $528,000 increase in operating income in the third quarter was primarily the result of the $838,000 of increased gross margin due to the increased sales, $222,000 of gross margin due to the increase in gross margin percentage from 59% in the third quarter of 2003 to 63.2% in this year’s third quarter, both partially offset by a $476,000 increase in sales and marketing expense, due to increased advertising in support of new and existing jewelry retailers and a $65,000 increase in general and administrative expenses.

Sales for the nine months ended September 30, 2004 aggregated $15.2 million on shipments of 86,000 carats. Net income for the first nine months of 2004 was $1,147,000 or $.08 per diluted share. Year-to-date sales are 22% ahead of first nine month 2003 sales of $12.5 million on shipments of 70,000 carats. Nine months 2004 net income was 10% above 2003 net income of $1,039,000 or $.08 per diluted share.

($000 omitted except for per share data)	Third Quarter		First Nine Months
	2004	2003	2004	2003
Net Sales	$5,197	$3,777	$15,199	$12,461
Operating Income	$659	$131	$2,455	$1,938
Net Income	$303	$4	$1,147	$1,039
Net Income per diluted share	$0.02	$0.00	$0.08	$0.08

Domestic sales, which represent 87% of total sales, were up 50% for the quarter. This increase was primarily attributable to purchases by our major jewel distributor in anticipation of strong holiday sales expected from the release of a twenty page moissanite jewelry catalog to their US independent jeweler customers. International sales for the third quarter decreased 11% primarily due to decreased sales in Taiwan, India, and Thailand offset by higher sales in England, Australia and Singapore. Total shipments of 30,100 carats for the current period were 41% above the 21,400 carats in the same period of 2003.

Gross margin as a percentage of sales for the third quarter was 63.2%, an increase of 4.2 percentage points when compared to the same quarter in 2003. This increase was primarily caused by lower cost inventory items being relieved from inventory under our first-in, first-out accounting policy.

Operating expenses were up 25% for the quarter when compared to last year’s amounts due to higher sales and marketing expenditures used to promote customer sales opportunities. As a percentage of sales, operating expenses for the quarter were 51%, a decrease of 4 percentage points when compared to the same quarter last year.

Mr. Thomas noted, “Our investment in advertising in the fourth quarter will be substantial and might result in increased operating expenses as a percentage of sales. Our priority has remained unchanged, that is, to drive future top line growth while remaining profitable, and our advertising and promotional activities will continue to be executed in that effort.”

Periodically, the Company ships product to customers on “memo” terms. For shipments on “memo” terms, the customer assumes the risk of loss and has an absolute right of return for a specified period. The Company does not recognize revenue on these transactions until the earlier of (1) the customer informing the Company that it will keep the product or (2) the expiration of the memo period. Prior to 2004, these types of sales have not been significant and the Company recorded them as accounts receivable and deferred gross profit at the time of shipment. In 2004, the Company experienced a significant increase in “memo” shipments to support new or expanding sales opportunities and determined that products shipped to our customers on “memo” terms would be classified as inventory on consignment on the Company’s consolidated balance sheets. The $3,387,000 of inventory cost associated with these shipments is reflected on the September 30, 2004 Balance Sheet as “Inventory on consignment” and represents potential revenue of $10,666,000 and potential gross profit of $7,279,000.

CONFERENCE CALL

Management will host a conference call tomorrow morning at 9:00 a.m. EDT, Friday, October 22, 2004, to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-322-0079 (973-409-9260 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #5289111 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release contains forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor

Charles & Colvard, Ltd.		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tonyschor@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$5,197,189	$3,776,592	$15,198,999	$12,461,441
Cost of goods	1,910,348	1,549,824	5,150,223	4,640,841

Gross profit	3,286,841	2,226,768	10,048,776	7,820,600

Operating expenses:
Marketing and sales	1,895,329	1,418,890	5,410,027	4,011,734
General and administrative	730,048	664,867	2,174,790	1,851,068
Research and development	2,141	12,081	9,316	19,673

Total operating expenses	2,627,518	2,095,838	7,594,133	5,882,475

Operating income	659,323	130,930	2,454,643	1,938,125

Interest income	34,436	24,484	85,672	88,393

Income before taxes	693,759	155,414	2,540,315	2,026,518
Income tax expense	390,684	151,208	1,393,392	987,630

Net income	$303,075	$4,206	$1,146,923	$1,038,888

Basic net income per share	$0.02	$0.00	$0.09	$0.08

Diluted net income per share	$0.02	$0.00	$0.08	$0.08

Weighted-average common shares:
Basic	13,282,258	13,183,970	13,253,504	13,234,933

Diluted	13,728,583	13,482,930	13,607,174	13,550,188

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current Assets:
Cash and equivalents	$12,365,500	$11,559,123
Accounts receivable	4,297,695	3,702,095
Interest receivable	9,787	6,792
Inventory	22,197,386	24,065,992
Inventory on consignment	3,386,568	—
Prepaid expenses	251,719	499,442
Deferred income taxes	235,179	235,179

Total current assets	42,743,834	40,068,623
Long-Term Assets
Equipment, net	532,730	453,836
Patent and license rights, net	328,718	274,890
Deferred income taxes	4,324,047	5,649,939

Total long term assets	5,185,495	6,378,665

Total assets	$47,929,329	$46,447,288

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$717,773	$778,516
Other	610,285	538,943
Accrued payroll	390,050	164,943
Accrued expenses	450,624	392,659
Deferred gross profit	—	448,270

Total current liabilities	2,168,732	2,323,331

Commitments

Shareholders’ Equity:
Common stock	55,400,864	54,333,287
Additional paid-in capital – stock options	1,829,920	2,407,780
Accumulated deficit	(11,470,187)	(12,617,110)

Total shareholders’ equity	45,760,597	44,123,957

Total liabilities and shareholders’ equity	$47,929,329	$46,447,288